Exhibit 99.1

Autobytel Reports Strong Second Quarter Revenue and Profit Growth

 – Completes Integration of AutoUSA Acquisition, Eliminating 75% of AutoUSA’s Costs –

IRVINE, Calif. (July 31, 2014) – Autobytel Inc. (Nasdaq: ABTL), pioneer of the automotive Internet and the company dedicated to connecting automotive consumers with dealers, today announced sharply improved financial results for the second quarter and six-months ended June 30, 2014.

“Our solid performance reflects continued favorable conditions in the automotive market, excellent momentum in our core leads business and contributions from AutoUSA, which we acquired in January of this year,” said Jeffrey H. Coats, President and Chief Executive Officer.  “The integration of AutoUSA is now complete.  We eliminated $4.5 million, or 75%, of AutoUSA’s costs, well ahead of our original target, added hundreds of incremental dealers to our network, gained new dealer products, and enhanced our competitive position.  We remain steadfastly focused on delivering high-quality leads and value-added products to our dealer network and OEM customers throughout the nation to help them sell more cars.”

Total revenues for the 2014 second quarter grew approximately 46% to $25.9 million from $17.8 million a year ago.  Revenues generated from automotive leads and services for the 2014 second quarter increased 52% to $23.2 million, from $15.3 million for last year’s second quarter.  The improvement primarily reflected ongoing demand from automotive dealers (retail) and auto manufacturers (wholesale).  Retail revenues rose approximately 81% and wholesale revenues grew approximately 29% for the 2014 second quarter, compared with the corresponding period last year.

“During the quarter, revenues were slightly impacted by changes in an OEM lead program that we acquired through AutoUSA, and by our decision to reduce the number of leads purchased from one of AutoUSA’s largest suppliers whose lead conversion rates no longer met Autobytel’s stringent quality standards,” said Coats.  “The decision to reduce lead purchases from this supplier was the right one for our customers, and had a positive effect on our sales conversion rates and margins.  Even though the decision to reduce these lead purchases is resulting in a short-term impact on revenues, we take our quality commitment to our customers seriously, which we believe will translate to long-term, profitable growth for our business.”

Gross profit increased approximately 48% to $10.3 million, or 39.8% of total revenues, for the 2014 second quarter, from $7.0 million, or 39.1% of total revenues, last year.

Total operating expenses were $8.9 million, or 34.2% of total revenues, for the second quarter of 2014, which included approximately $116,000 in acquisition-related costs.  Total operating expenses were $6.4 million, or 36.0% of revenues, for the second quarter of last year.

Net income for the 2014 second quarter totaled $801,000, or $0.08 per diluted share, versus $386,000, or $0.04 per diluted share, for the 2013 second quarter.  The per share calculations were based on 11.3 million diluted average weighted shares outstanding for the 2014 second quarter and 9.1 million diluted average weighted shares outstanding for the 2013 second quarter.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and acquisition expenses, plus stock-based compensation, was $2.5 million, or $0.22 per diluted share, for the second quarter of 2014, versus $1.3 million, or $0.14 per diluted share, for last year’s second quarter.  Autobytel is providing the non-GAAP measure of adjusted EBITDA since it believes this is a better metric for monitoring the company’s financial performance given its net operating loss (NOL) tax credits and recent acquisitions.

Six-Month Results
Total revenues rose 46.7% to $52.9 million for the first half of 2014 from $36.0 million for the same period last year.  Automotive leads and services revenues increased 53% for the 2014 year-to-date period from the same period last year.  Retail revenues grew approximately 79%, and wholesale revenues improved 34% for the first six months of 2014, compared with the first six months of 2013.

Gross profit increased substantially to $20.4 million, or 38.6% of total revenues, for the 2014 year-to-date period, versus $13.5 million, or 37.6% of total revenues, for the same period last year.

Total operating expenses for the first half of 2014 amounted to $18.2 million, or 34.4% of total revenues, versus $13.0 million, or 36.0% of total revenues, for the first six months of last year.

Net income for the 2014 year-to-date period rose to $1.2 million, or $0.11 per diluted share, based on 11.3 million diluted average weighted shares outstanding.  Net income for the year-ago period was $721,000, or $0.08 per share, based on 9.1 million diluted average weighted shares outstanding.

Adjusted EBITDA grew to $5.0 million, or $0.45 per diluted share, for the first half of 2014, versus $2.5 million, or $0.27 per diluted share, for the first half of 2013.
Cash and cash equivalents increased to $20.5 million at June 30, 2014, up from $18.9 million at December 31, 2013 and $15.8 million one year ago.

Cash flow provided by operations was $1.9 million for the 2014 second quarter, compared with $1.3 million for the same period last year.  Cash flow provided by operations was $2.8 million for the first six months of 2014, compared with $918,000 for the corresponding period of 2013.

Business Outlook
Based on current business trends and an ongoing healthy automotive market, Autobytel estimates that:
•	2014 third quarter revenue growth should be in the range of 22% to 26%, compared with the 2013 third quarter.
•	2014 third quarter adjusted EBITDA per diluted share should be in the range of $0.22 to $0.25, based on 11.3 million diluted average weighted shares outstanding.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2014 second quarter financial results.  Interested parties may participate in the live call by dialing (877) 852-2929, passcode 73076662.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through August 6, 2014 by dialing (855) 859-2056, passcode 73076662.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  The slides will contain disclosures of EBITDA, adjusted EBITDA and adjusted EBITDA per diluted share, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures will be included in the slides.

Note about Non-GAAP Financial Measures
Autobytel has disclosed EBITDA, adjusted EBITDA and adjusted EBITDA per diluted share in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2014 and 2013 second quarter and six-month periods.  The company defines (i) EBITDA as earnings before interest, taxes, depreciation and amortization; (ii) adjusted EBITDA as EBITDA, plus stock-based compensation and acquisition-related expenses; and (iii) adjusted EBITDA per diluted share as adjusted EBITDA divided by weighted average diluted shares outstanding.  The company’s management believes that presenting EBITDA, adjusted EBITDA and adjusted EBITDA per diluted share provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are better metrics for monitoring the company’s performance given the company’s net operating loss (NOL) tax credits and recent acquisitions.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures.  Management strongly encourages investors to review the company’s consolidated financial statements in their entirety and to not rely on any single financial measure.  A table providing a reconciliation of EBITDA, adjusted EBITDA and adjusted EBITDA per diluted share is included at the end of this press release.

About Autobytel Inc.
Autobytel Inc. provides high quality consumer leads and associated marketing services to automotive dealers and manufacturers throughout the United States and offers consumers robust and original online automotive content to help them make informed car-buying decisions.  The company pioneered the automotive internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Investors and other interested parties can receive Autobytel news releases and invitations to special events by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to, comments that the company believes its commitment to customers regarding lead quality will translate to long-term, profitable growth for its business, that based on current business trends the company estimates 2014 third quarter revenue growth will be in the range of 22% to 26%, compared with the 2013 third quarter,  and 2014 third quarter adjusted EBITDA per diluted share should be in the range of $0.22 to $0.25, based on 11.3 million diluted average weighted shares outstanding, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2013, as amended by Amendment No. 1 on Form 10-K/A, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company's stock.

Contacts:

Investor Relations:
Autobytel Inc.
Curtis E. DeWalt
SVP, Chief Financial Officer
949-437-4694
curtisd@autobytel.com

PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
pwinvestor@pondel.com

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	June 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$20,480	$18,930
Accounts receivable (net of allowances for bad debts and customer credits of $555 and $405 at June 30, 2014 and December 31, 2013, respectively)	17,039	14,178
Deferred tax asset	2,951	3,517
Prepaid expenses and other current assets	368	506
Total current assets	40,838	37,131
Property and equipment, net	1,707	1,548
Equity investment	2,500	2,500
Intangible assets, net	4,945	1,821
Goodwill	20,948	13,602
Deferred tax asset	31,135	31,135
Other assets	1,014	456
Total assets	$103,087	$88,193

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,611	$5,267
Accrued expenses and other current liabilities	6,449	7,648
Total current liabilities	15,060	12,915
Convertible note payable	6,000	5,000
Term loan payable	7,875	-
Borrowings under credit facility	5,250	4,250
Other non-current liabilities	937	1,200
Total liabilities	35,122	23,365

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 9,028,733 and 8,909,737 shares issued and outstanding, as of June 30, 2014 and December 31, 2013, respectively	9	9
Additional paid-in capital	309,137	307,171
Accumulated deficit	(241,181)	(242,352)
Total stockholders' equity	67,965	64,828
Total liabilities and stockholders' equity	$103,087	$88,193

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Lead fees	$24,835	$16,843	$50,848	$34,360
Advertising	764	895	1,437	1,611
Other revenues	314	33	588	61
Total revenues	25,913	17,771	52,873	36,032
Cost of revenues	15,597	10,815	32,472	22,485
Gross profit	10,316	6,956	20,401	13,547

Operating expenses:
Sales and marketing	3,725	2,136	7,742	4,376
Technology support	1,993	1,767	3,917	3,473
General and administrative	2,716	2,146	5,738	4,435
Depreciation and amortization	455	409	889	833
Litigation settlements	(25)	(67)	(93)	(138)
Total operating expenses	8,864	6,391	18,193	12,979
Operating income	1,452	565	2,208	568
Interest and other income (expense), net	(175)	(96)	(341)	307
Income tax provision	476	83	696	154
Net income and comprehensive income	$801	$386	$1,171	$721

Basic earnings per common share	$0.09	$0.04	$0.13	$0.08
Diluted earnings per common share	$0.08	$0.04	$0.11	$0.08

Shares used in computing earnings per common share (in thousands):
Basic	9,000	8,865	8,965	8,861
Diluted	11,271	9,133	11,313	9,104

AUTOBYTEL INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Amounts in thousands, except per-share data)

	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013	2014	2013
					(EPS Impact)

Net income	$801	$386	$1,171	$721	$0.08	$0.04	$0.11	$0.08
Net interest	180	73	351	147	$0.02	$0.01	$0.03	$0.02
Income taxes	476	83	696	154	$0.04	$0.01	$0.06	$0.02
Depreciation and amortization	548	523	1,075	1,061	$0.05	$0.06	$0.10	$0.12
Earnings before interest, taxes, depreciation and amortization ("EBITDA")	2,005	1,065	3,293	2,083	$0.18	$0.12	$0.29	$0.23

Non-cash stock based compensation	368	188	655	374	$0.03	$0.02	$0.06	$0.04
Acquisition costs	116	-	1,100	-	$0.01	$-	$0.10	$-

Adjusted EBITDA	$2,489	$1,253	$5,048	$2,457	$0.22	$0.14	$0.45	$0.27

Weighted average diluted shares					11,271	9,133	11,313	9,104